Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES SECOND
QUARTER OPERATING RESULTS

Company Successfully Opens New Expansion

WHEELING, WV, AUGUST 12, 2003—Wheeling Island Gaming, Inc. announced today that the company’s financial results for its second quarter ending June 29, 2003 reflect operating revenues of $25.6 million, representing an increase of $1.2 million or 4.7% from the same quarter last year.  Gaming revenues were $21.8 million for the quarter, an increase of $1.3 million or 6.5% over the same quarter last year.  Gaming revenues represent 85.3% of total revenues.  The increase in gaming revenues was due to increased gaming activity associated with the expanded use of the Preferred Players Club program and the June 26 opening of the new expansion at Wheeling Island Racetrack & Gaming Center, including a hotel, showroom and additional gaming space.

The company’s income from operations for the quarter was $9.5 million or $0.6 million lower than the same quarter last year.   This decrease was due to a $1.8 million increase in operating expenses, partially offset by higher revenues.  The increase in operating expenses was due primarily to $1.0 million of pre-opening costs associated with the expansion and higher depreciation expenses.

The company’s net income for the quarter was $4.1 million or $0.3 million lower than the same quarter last year.  The decrease in net income was due primarily to the lower income from operations offset partially by a $0.1 million decrease in interest expense and $0.2 million of lower income taxes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $11.5 million for the quarter, representing a decrease of $0.5 million or 4.2% from the second quarter last year. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of liquidity.  EBITDA should not be construed as an alternative to operating income or net income or cash flows (as determined in accordance with generally accepted accounting principles or GAAP).

As of June 29, 2003, the company’s sources of liquidity consisted of $26.7 million of cash provided by operating activities and $14.5 million of cash provided by financing activities.  The company used $38.9 million of cash for investing activities which resulted in a $2.3 million increase in its cash and cash equivalents balance during the quarter from $9.0 million at December 31, 2002 to $11.3 million at June 29, 2003.  Of the $38.9 million of cash used for investing activities, $37.1 million represents expenditures for the Wheeling Island expansion.

As of June 29, 2003 the company has $141.0 million of debt outstanding comprised of $125.0 million of senior unsecured notes and $16.0 million of borrowings under the $40.0 million revolving credit facility.

The company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the financial results of the company for the second quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Dennis J. Szefel, the Chairman of the Board of Directors, Wheeling Island Gaming, Inc., said  “We are certainly very happy to have the new expansion open, on-time and on-budget.  The reactions from our customers have been very positive and our initial financial results have been strong.  All indicators point to this being one of the company’s most successful projects in its recent history and we remain confident that it will grow to be one of the top entertainment destinations in the region.”

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

During the 2002 calendar year, Wheeling Island’s annual attendance climbed to approximately two million customers.   The company estimates that 2003 attendance will climb to approximately three million customers.

The company opened its newest expansion on June 26, 2003,  which included the opening of an additional 30,000 square feet of gaming space, an additional 570 slot

machines and a 151 room deluxe hotel.   The expansion also included enhanced food service, retail, entertainment and meeting capabilities, along with a 600-seat multi-purpose showroom.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 28,000 associates serving millions of customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications,
Delaware North Companies—716-858-5092

Financial Chart

	Three Months Ended
	June 29, 2003	June 30,2002
Cash Provided by Operating Activities	$18,148	$(780)

Deduct changes in other assets and liabilities	(11,590)	7,130
Add interest expense excluding amortization of debt issuance costs	3,047	3,167
Add current federal tax expense	1,890	2,478

EBITDA*	$11,495	$11,995

*  EBITDA means earnings before interest, taxes, depreciation, amortization and management fees.